Exhibit 10.3

Amendment to Change in Control Agreement

Effective as of December       , 2007, the Amended and Restated Agreement, by and between Shelley Boxer and MSC Industrial Direct Co., Inc., dated December 27, 2005 (the “Agreement”) is hereby amended to comply with Section 409A of the Code and applicable regulations thereunder.  Unless the context clearly indicates otherwise, capitalized terms herein shall have the same meaning as in the Agreement.

1.                                       The following clause is hereby added to the end of paragraph B of Article FIRST after the phrase “(as hereinafter defined)”, set off by a comma:

, provided that if any payment (or portion thereof) otherwise due during the first six (6) months following the Executive’s termination of employment is not exempt from the application of section 409A of the Code under applicable Treasury regulations, the amount subject to section 409A that would otherwise be paid during such first six months shall be held (without adjustment for earnings and losses) and paid on the fifth (5th) business day following the six-month anniversary of such termination date.

2.                                       Paragraph G of Article FIRST is hereby amended to read as follows:

As a condition to receiving the Special Severance Payment, (x) concurrently with entering into this Agreement, Executive shall execute the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement referred to in Article THIRD hereof and attached as Exhibit B hereto and (y) shall execute and return the General Release in the form attached as Exhibit A hereto no later than 60 days following the Executive’s termination of employment, and Executive shall at all times be in compliance with such Agreement and Release.

3.                                       The first sentence of paragraph C of Article SECOND is hereby amended to read as follows:

Each indemnity payment to be made to the Executive pursuant to this Article SECOND shall be payable within fifteen (15) business days of delivery of a written request (a “Request”) for such payment to the Corporation (which request may be made prior to the time the Executive is required to file a tax return showing a liability for an Excise Tax or other tax) but, in any event, such Request shall be made at least 15 business days prior to (i) the end of the Executive’s taxable year following the Executive’s taxable year in which an Excise Tax is remitted to a taxing authority or (ii) in the event that no Excise Tax is remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

4.                                       The following clause is hereby added to the end of paragraph E of Article SECOND and to the end of paragraph F of Article SECOND, set off in each case by a comma:

, provided that all such payments shall be paid (i) by the end of the Executive’s taxable year following the Executive’s taxable year in which such tax increase is remitted to a taxing authority, or (ii) in the event that no such tax increase is remitted, by the end of the Executive’s taxable year following the Executive’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

5.                                       Article THIRD is hereby amended to read as follows:

Associate Confidentiality, Non-Solicitation and Non-Competition Agreement.  In consideration of the Executive’s employment and continued employment, the payment of Executive’s compensation by the Corporation, the Corporation entrusting the Executive with Confidential Information (as defined below), and the benefits provided hereunder, including without limitation the Special Severance Payment, the parties have entered into the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement attached as Exhibit B hereto, which is hereby incorporated by reference herein and made a part hereof as if set forth in full herein.

6.                                       The first sentence of Article FIFTH is hereby amended to read as follows:

Costs of Enforcement.  In the event that the Executive incurs any costs or expenses, including attorney’s fees, in the enforcement of his rights under this Agreement then, unless the Corporation is wholly successful in defending against the enforcement of such rights, the Corporation shall pay to the Executive all such costs and expenses sixty (60) days following a final decision.

7.                                       Article TENTH is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, it is the intent of the parties hereto that the Agreement, as amended herewith, conform in form and operation with the requirements of section 409A of the Code to the extent subject to section 409A, and that the Agreement as amended herewith be interpreted to the extent possible to so conform.

8.                                       The second introductory paragraph of the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement, by and between MSC Industrial Direct Co., Inc. and Shelley Boxer, dated December 27, 2005, is hereby amended to read as follows:

In consideration of Associate’s employment and continued employment, the payment of Associate’s compensation by Employer, and Employer entrusting Associate with Confidential Information (as defined below), and the benefits provided in the Agreement between Employer and Associate dated as of even date herewith (the “Agreement”), it being acknowledged and agreed by Associate that his receipt of such benefits is expressly conditioned on his continued compliance with the terms hereof, the parties have entered into this Associate Confidentiality, Non-Solicitation and Non-Competition Agreement.

[signature page follows]

Thus, the parties knowingly and voluntarily execute this Amendment as of the dates set forth below.

MSC INDUSTRIAL DIRECT CO., INC.:		EXECUTIVE:

By:	/s/ J. Grampp	By:	/s/ Shelley Boxer

Title:	Comp. Director	Name:	Shelley Boxer

Date:	12/18/07	Date:	12/18/07